BOARD OF DIRECTORS MEETING December 16, 1993                       EXHIBIT 10(K)

              Amendment to Olin Corporation Performance Unit Plan

      RESOLVED that the Olin Corporation Performance Unit Plan, as amended, is hereby amended by adding the following paragraph (e) to Section 11 thereof:

      "(e) Olin shall withhold from the payment of Payment Values the amount necessary to satisfy the Participant's U.S. Federal and, where applicable, state and local tax withholding requirements."